Exhibit 10.2

August 28, 2006

Dr. Mario Procopio
Chief Executive Officer
SaVi Media Group, Inc.
2530 South Birch, Suite A
Santa Ana, CA 92707

Re:    Financial Advisory Services Engagement

Dear Dr. Procopio:
1.    Retention and Services. This letter agreement (the “Agreement”) con firms that Savi Media Group, Inc. (“Savi” or the “Company”) has engaged Herrera Partners, LP (“HPLP”) to provide financial advisory assistance. As part of the financial advisory services noted herein, HPLP will assist SaVi by (i) providing contract CFO services by Phil Scott, which will include reviewing the financial accounting, policies and procedures, and preparing SEC filings to include 10-Q’s and 10-K’s, and (ii) assist in raising additional debt or equity capital as requested for the growth of Savi, and (iii) the option to assume the accounting services currently being outsourced after 30 or 60 days.

2.    Scope of the Engagement. For purposes of this engagement, HPLP will provide the services of Phil Scott to serve as the Chief Financial Officer of Savi. Mr. Scott will provide the standard services of a contract CFO to include overseeing the accounting services, financial statement preparation, SEC filings including 10-Q’s and 10-K’s, financial analysis, projections, banking and strategic analysis. HPLP will also assist Savi, through working with legal counsel to prepare registration statements and other required filings. In addition, Savi agrees to engage HPLP on an exclusive basis for a term of two years to assist in all future equity and debt raises. HPLP will assist in the capital raising activity by assisting in the preparation of business plans and presentations, meeting with prospective investors including hedge funds and private sources of capital, assisting in preparing private placement documents, and assisting in negotiating and completing term sheets and security purchase agreements. Finally, after a period of 30 days or more, if HPLP determines that the current outsource arrangement by Savi for accounting services is inadequate, in HPLP’s sole opinion, HPLP may assume a contract to provide the accounting services, upon the terms and conditions, outlined below.

3.    Information on Savi. In connection with the engagement activities hereunder, Savi will furnish HPLP with material and information regarding their respective business and financial condition (all such information so furnished being the “Information”) and with any other documents required to reasonably complete the engagement services noted herein. The parties recognize and confirm that HPLP: (a) will use and rely solely on the Information, and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) is authorized as SaVi’s exclusive financial advisor in connection with the matters contem plated herein; (c) does not assume responsibility for the accuracy or completeness of the Information, (d) will not appraise or otherwise value the liabilities of SaVi; and (e) retains the right to continue to perform due diligence on Savi during the course of the engagement or any services provided thereafter.

Savi Media Group
August 28, 2006

4.    Work Product. It is expressly understood that any and all Information provided by Savi or developed by HPLP is confidential and Savi’s proprietary property. HPLP warrants that it will maintain the confidentiality of this engagement, the work product derived therefrom and the Information provided herein. It is agreed that the use of any work product developed by HPLP is for Savi’s use exclusively and may not be released in part without HPLP’s prior written approval. Notwithstanding anything herein to the contrary it is expressly understood that any work product, spreadsheets, models or other data developed by HPLP and provided to SaVi as part of the engagement services herein can only be utilized by Savi for its internal use and any commercial application for external use by Savi is expressly prohibited.

5.    Compensation. SaVi agrees to pay to HPLP for the contract CFO services to be rendered by HPLP $7,000 per month for up to twenty hours of services. Payment shall be made in the amount of $4,000 in cash and $3,000 either in cash or in registered stock, due on the 15th of each month. The stock will be subject to a bleed out agreement with a make-whole provision. The initial $4,000 cash payment shall be paid upon the execution of this Agreement. Additionally, Savi agrees to compensate HPLP at the rate of $350 per hour for any additional professional services rendered beyond twenty hours per month including preparing for or providing (i) presentations to Savi’s board of directors, (ii) responding to SEC or other regulatory comments or requests, (iii) deposition or regulatory testimony, (iv) meetings or discussions with employees, financial advisors, investors or other interested parties. In addition, Savi agrees to award HPLP two-million warrants at a strike price of $0.01 with a five-year term. Contract CFO services will be provided on a month to month basis running from the 15th of each month, with a 90 day termination required by either party, except in the case of non-payment by Savi in which HPLP may terminate immediately.

Savi agrees to pay to HPLP for capital raising activities to be rendered hereunder by HPLP an hourly rate of $350 per hour, but only after commissioned and approved by a Board vote. In addition, with the closing of the financing we would be commissioned at 5% of all equity and 3% of all debt plus the same percentage on warrant coverage.

Savi agrees to pay to HPLP for accounting services, if HPLP determines that it is necessary to bring the accounting services in-house, an initial rate of $3,000 per month. This rate will be reviewed regularly to determine if the rate is appropriate given the level of activity as the company grows.

Savi will reimburse HPLP for all out-of-pocket expenses associated with the contract CFO services and the capital raising activities. This amount may be negotiated before any expenses are incurred.

6.    Representations and Warranties. Savi represents and warrants to HPLP that (a) this Agreement has been duly authorized, exe cuted and delivered by Savi and constitutes a legal, valid and binding agreement of and enforceable against Savi in accordance with its terms, (b) the Information will not, when delivered, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (c) will execute additional agreements as required, (including but not limited to a bleed out and make-whole agreement for payment in registered stock, a warrant agreement, an accounting outsource agreement, a capital raising agreement, etc.), to document the basic terms outlined in this engagement letter. SaVi shall advise HPLP promptly of the occurrence of any event or any other change which results in the Information containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

7.    Indemnity; Limitation of Liability. Since HPLP will be acting on behalf of Savi in connec tion with the matters contemplated by the Agreement, and as part of the consideration for the engagement of HPLP and Phil Scott to furnish its services pursuant to such Agreement, Savi individually and collectively expressly agree to indemnify and hold harmless HPLP and its affiliates and their respective officers, directors, partners, counsel, employees and agents (HPLP and each such other person being referred to as an “Indemnified Person”), to the fullest extent lawful, from and against all claims, liabilities, losses, damages and expenses (or actions in respect thereof), as incurred, related to or arising out of or in connection with (i) actions taken or omitted to be taken by Savi individually and collectively, their affiliates, employees or agents, (ii) actions taken or omitted to be taken by any Indemnified Person (including acts or omissions constituting ordinary negligence) pursuant to the terms of, or in connection with services rendered pursuant to, the Agreement or any matter contemplated thereby or any Indemnified Person’s role in connection therewith, provided, however, that Savi individually and collectively shall not be responsible for any losses, claims, damages, liabilities or expenses of any Indemnified Person to the extent, and only to the extent, that it is finally judicially determined that they resulted solely from actions taken or omitted to be taken by such Indemnified Person in bad faith or to be due solely to such Indemnified Person’s gross negligence, and/or (iii) any untrue statement or alleged untrue statement of a material fact contained in any of the Information, or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading. Savi individually and collectively shall not and shall cause their affiliates and their respective directors, officers, employees, shareholders and agents not to, initiate any action or pro ceeding against HPLP or any other Indemnified Person in connection with this engagement unless such action or proceeding is based solely upon the bad faith or gross negli gence of HPLP or any such Indemnified Person. The parties hereto agree that HPLP and the Indemnified Persons shall not, and shall not be deemed to, owe any fiduciary duties to Savi individually and collectively under this Agreement or otherwise, except for the duties as specifically set forth herein.

Savi Media Group
August 28, 2006

8.    Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to Savi, at their offices located at 2530 South Birch, Suite A, Santa Ana, CA, 92707 and (b) if to HPLP, at its offices located at 600 Jefferson, Suite 1080, Houston, TX 77002. Notices by regular mail are expressly acceptable and shall be effective upon receipt.
9.    Construction and Choice of Law. This Agreement incorporates the entire understanding of the parties and supersedes all previous oral and/or written agreements relating to the subject matter hereof, should they exist. This Agreement and any issue arising out of or relating to the parties’ relationship hereunder shall be governed by, and construed in accordance with, the laws of Harris County, the State of Texas, without regard to principles of conflicts of law.

10.    Binding Arbitration. Upon the demand of either party, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, or that arises out of the relationship of the parties shall be resolved by mandatory binding arbitration in Houston, Texas. If despite demand, an action is commenced or prosecuted in any court, the party demanding arbitration may bring any action in any court of competent jurisdiction to compel arbitration of such matters. Any party who fails or refuses to submit to binding arbitration following lawful demand shall bear all costs and expenses incurred by the opposing party in compelling arbitration of such matter. All matters submitted to arbitration shall be resolved by binding arbitration administered by the American Arbitration Association (herein referred to as “AAA”), in Houston, Texas, in accordance with the Commercial Arbitration Rules of the AAA, the Federal Arbitration Act (Title 9 of the United States Code), and, to the extent that the foregoing are inapplicable, unenforceable, or invalid, the laws of Harris County, the State of Texas. Any arbitrator selected must be a practicing attorney, a member of the State Bar of Texas, and must be experienced and knowledgeable in the substantive laws applicable to the dispute in question. The substantive laws of Harris County, the State of Texas shall govern any such arbitration. The parties will agree to a single arbitrator to resolve their dispute or AAA shall appoint an independent, third party neutral within 30 days of being requested by either party to decide all matters. The parties expressly agree to waive any and all appeal or other legal rights with respect to any decision reached by arbitration hereunder

Savi Media Group
August 28, 2006

11.    Miscellaneous. This Agreement constitutes the entire agreement between the parties concerning this Agreement and any subject matter herein, and may not be amended, modified, or waived except in writing signed by the parties. This Agreement shall inure only to the benefit of the parties hereto and their successors and permitted assigns, and may not be assigned by either party without the other party’s prior written consent. Should any clause or portion of this Agreement be deemed invalid, void, or otherwise unenforceable, the remainder of this Agreement shall remain in full force and effect as written. This Agreement may be signed in multiple counterparts, each of which taken together shall constitute one and the same instrument. Facsimile signatures shall have the effect of delivered originals.

Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, affirming that HPLP has received the $4,000 retainer and this letter shall note your express acceptance shall constitute a valid and binding Agreement between SaVi and HPLP as of the date above.

Sincerely, Herrera Partners, LP

By	/s/ PHIL SCOTT
Name: Phil Scott Title: Managing Director

Accepted and Agreed on this the 29th day of August 2006:
Savi Media Group, Inc. By: /s/ MARIO PROCOPIO Dr. Mario Procopio Title: Chief Executive Officer